Exhibit 10.1

October 26, 2023

Curtis Valentine:

Sprouts Farmers Market, Inc. is pleased to make you the following employment offer for the position of Chief Financial Officer.

Position and Duties:	Chief Financial Officer of Sprouts Farmers Market, Inc. (the “Company”) commencing at an agreed upon date once the offer is finalized.
Base Salary:	Your base salary will be $500,000 per annum, pro-rated for any partial year based on actual days of employment.
STIP:

Commencing in 2024, you will be eligible for an annual cash bonus opportunity at a target of 75% of your base salary and a maximum of 300% of base salary, subject to the Company satisfying performance goals in accordance with the Company’s short-term incentive plan established by the Board of Directors.

LTIP:

Commencing in March 2024, you will be eligible for annual equity grants pursuant to the Company’s long-term incentive program, with an annual grant value equal to 100% of your base salary, comprised of 50% performance share awards (“PSAs”) vesting on the third anniversary of the grant date based on achievement of performance goals to be established by the Board of Directors and 25% restricted stock units (“RSUs”) and 25% stock options, each vesting ratably over three years beginning on the first anniversary of the grant date. You will be eligible to earn up to 200% of the PSAs awarded depending on performance against such performance goals.

The actual number of RSUs and PSAs granted will be determined using the 20-day trailing average share price of the Company’s common stock on the respective grant dates. The actual number of stock options granted will be calculated using a Black-Scholes valuation for the Company’s common stock and shall have an exercise price equal to the market value on the grant date. The form of PSA, RSU and stock option agreements will be the most recent general forms filed with the SEC.

Severance

You will be treated as an “Eligible Executive” under the Company’s Amended and Restated Executive Severance and Change in Control Plan, effective February 25, 2020 (the “Severance Plan”), as in effect on the date hereof as filed with the SEC as Exhibit 10.7 to the Company’s 2022 Form 10-K.

Restrictive Covenants:

Your employment is subject to your signing and complying with the terms of the Company’s Confidentiality, Non-Competition, and Non-Solicitation Agreement in the form filed with the SEC as Exhibit 10.6 to the Company’s 2022 Form 10-K.

Benefits:

You will remain be eligible to participate in the Company’s 401(k) and other benefit plans for salaried employees, subject to the terms of those plans. You will continue to be subject to the Company’s flexible time off policy (i.e., the Company does not accrue vacation time for salaried employees who can take as much as needed and approved by his/her supervisor).

On behalf of Jack Sinclair, and all of us at store support, congratulations!

Sincerely,

/s/ Timmi Zalatoris

Timmi Zalatoris

Chief Human Resources Officer

Accepted by:

/s/ Curtis Valentine 10/27/23

Curtis Valentine Date

You understand that your employment with Sprouts is at-will and that either party can terminate the relationship at any time with or without cause and with or without notice. You further acknowledge that this offer letter does not represent an employment contract, express or implied, guaranteeing employment for any specific duration, nor does it guarantee any fixed terms and/or conditions of employment.